Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST
NEW YORK, NY 10001
________

TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com
            August 8, 2024

OPENLANE, Inc.
11299 N. Illinois Street
Carmel, Indiana 46032

    Re:    OPENLANE, Inc.
        Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special United States counsel to OPENLANE, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of up to an additional 4,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the OPENLANE, Inc. Second Amended and Restated 2009 Omnibus Stock and Incentive Plan (the “Plan”). Shares issued under the Plan may be either newly issued by the Company or purchased on the open market. This opinion is limited to those additional 4,000,000 shares that may be newly issued by the Company (the “Shares”).
This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)    the Registration Statement in the form to be filed with the Commission on the date hereof;
(b)    the Plan;

OPENLANE, Inc.
August 8, 2024

(c)    an executed copy of a certificate of Charles S. Coleman, Executive Vice President, Chief Legal Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)    a copy of (i) the Company’s Amended and Restated Certificate of Incorporation, as in effect at the date on which the Resolutions (as defined below) were adopted and at all subsequent times to and including the date hereof, (ii) the Certificate of Designations as filed with the Secretary of State of the State of Delaware designating the Series A Preferred Stock, and (iii) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (collectively, the “Certificate of Incorporation”), each certified by the Secretary of State of the State of Delaware as of August 8, 2024, and each certified pursuant to the Secretary’s Certificate;
(e)    a copy of the Company’s Second Amended and Restated By-Laws (the “By-Laws”), as amended and in effect at the date on which the Resolutions were adopted, and certified pursuant to the Secretary’s Certificate; and
(f)    a copy of certain resolutions of the Board of Directors of the Company, adopted on April 24, 2024 and July 31, 2024 (the “Resolutions”), certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar has been or will be issued by the Company’s transfer agent and registrar, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which options, restricted stock, restricted stock units, performance awards or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto, (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation and the By-Laws) and (v) the Company will continue to have sufficient authorized shares of Common Stock.

OPENLANE, Inc.
August 8, 2024

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of the Plan for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY